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CIBER, Inc.
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CIBER, INC.
6363 South Fiddler’s Green Circle
Greenwood Village, Colorado 80111

Supplement to the Proxy Statement

for the Ciber, Inc.

Annual Meeting of Shareholders

To Be Held on June 4, 2014

Dear Shareholders:

On behalf of the Ciber, Inc., Board of Directors and Compensation Committee, we are writing to offer you additional information about our executive compensation program.  As we approach the Annual Meeting of Shareholders, to be held on June 4, 2014, we ask for your support for the Board’s recommendation for each of the proposals put forth in our 2014 Proxy Statement.

We were disappointed that two most prominent shareholder advisory firms (ISS and Glass Lewis) recommended that shareholders vote against Proposal 2, the advisory vote to approve executive compensation (our “Say on Pay Proposal”).  ISS has identified three concerns with respect to our compensation programs:

1.              Pay for Performance Misalignment:   ISS believes there is a lack of alignment between Ciber CEO compensation and Company performance based on an analysis of pay and Total Shareholder Return (TSR) relative to peers over a three-year time horizon.

2.              Time-Based Equity:  The grant of time based equity to the CEO is not tied to any specific performance measure and is the primary mechanism for driving the CEO total compensation to the 75th percentile of our peer group.

3.              Reduction in Annual Incentive Performance Targets:  Annual incentive performance targets were lowered from the prior fiscal year, while target payout opportunities were increased.

Ciber respectfully disagrees with the analysis and recommendations issued by the shareholder advisory firms.  We offer the rationale set forth below as support for our position and for our recommendation to approve the 2014 Say on Pay Proposal.

As you consider our proposal, keep in mind that our focus is on you, the investor.  We recognize and appreciate that our investors must make their own voting decisions and that those decisions are best made when based on the facts.  Our ongoing commitment to shareholder engagement means that we want to provide you with those facts while we listen closely to your feedback.  In the context of these annual votes, we appreciate that our executive compensation program has historically enjoyed the support of our shareholders:   the 2013 Say on Pay Proposal was approved by 81.9% of the votes cast and the 2012 Say on Pay Proposal achieved a positive vote of 75.4% of the votes cast.   Now we are asking for your support in the upcoming vote on the 2014 Say on Pay Proposal.

1. Pay for Performance:

We recognize the value the proxy advisors ascribe to linking compensation and shareholder returns. The use of generic measurement criteria for all industries provides a good starting point; however, it does not take into consideration factors specific to Ciber.  We believe that drawing conclusions about the Company’s performance based on a three-year TSR omits critical factors that must be included in the design of an appropriate compensation program.

Our Board and Compensation Committee have worked diligently to construct a compensation plan that we believe incents management to achieve objectives that are aligned with those of our shareholders.  To that end, we have established and monitored a comprehensive and responsible plan that balances near and longer-term corporate objectives with the ultimate goal of driving shareholder value.

The Committee, along with an independent consultant, conducts thorough evaluations to test whether all elements of the compensation program are appropriate to the needs of the business and its investors.  They benchmark to peers, consider market practices, and evaluate the entirety of the business environment.  Throughout its analysis and determination, the Committee fully supports and strives to effect a philosophy of “pay for performance.”  Because performance has both long-term and short-term implications, the Committee must include both in designing the compensation program.  As the Committee thinks about the ultimate measure of performance — shareholder value — it must evaluate the proper balance of short-term and long-term compensation.  To avoid over-emphasis on short-term goals, a significant portion of each executive’s compensation is in the form of equity awards that typically vest of a period of three years, keeping that executive closely aligned with shareholders.   Ciber has reinforced the long-term nature of equity awards by instituting stock ownership requirements for our CEO, along with the Board and the CFO.  To retain and incent the executives to contribute to business performance, short-term compensation includes competitive salaries and annual incentive awards that are based on quarterly and annual performance of the business.   With that balance of short- and long-term elements in mind, and using the Company’s operating plan as a guide, the Committee evaluates a range of potential compensation strategies that address the specific needs of Ciber’s business.  In recent years, those needs have included recognizing the company’s operating challenges, management’s objective to maintain a reasonable equity burn rate, the importance of continuing to attract talent, and the desire to limit exposure to unwanted attrition.

The Committee, along with the Board and our management team, believes that our investors are best served when we retain and incentivize our executives to work for increasing shareholder value.   Accordingly, performance has been a critical element in the way the Committee designs our compensation program.

2. Time-Based Equity:

The three primary elements of our executive compensation programs are salary, annual cash incentive awards, and long-term equity incentive awards.  Our CEO’s base salary represents roughly 13% of his total compensation.  As part of the long-term performance element of the compensation program, in 2013 the Committee granted Ciber’s CEO an award of 976,000 RSUs that vest over the following three years.  In keeping with the Committee’s commitment to drive shareholder value, we considered both long-term and short-term needs when determining the 2013 equity award.

The size of the award must be evaluated in the context of the business.  Keep in mind that the CEO did not receive any equity awards in 2012.  As we communicated to our investors at that time, we determined that the CEO’s compensation over time, including his 2011 equity award and previous awards, were appropriate for both long- and short-term compensation considerations.  In 2013, we looked at various factors in determining that a new equity award was appropriate.

Two important factors in the 2013 equity award to the CEO were the role of new-hire equity awards in overall compensation and the Committee’s decision to target the 75th percentile of the peer group for the CEO’s overall compensation.

Incentive Options.  When the CEO joined Ciber in July 2010, he was awarded inducement options with a Black Scholes value equal to about $2 million, a value determined to be significantly less than most comparable new hire CEOs.  The options were issued at a time when less was known about the complexity of the Company’s transformation and they have a 7-year term — which is shorter than the vast majority of the options in the marketplace.  As a result, by 2013, both the performance and retention value of the inducement award were waning.  In its ongoing analysis of the compensation program, the Committee determined that the inducement option no longer functioned as originally intended.  One dimension of the 2013 equity award was to introduce additional equity into the CEO’s overall compensation plan to incent performance to further increase shareholder value and as part of the retention plan.

75th Percentile Targets.  In 2013, the Committee made a determination that targeting the CEO’s overall compensation opportunities at the 75th percentile would provide a performance incentive and a retention tool at a critical juncture in the Company’s transformation.  It was a design choice restricted to the CEO and a select handful of executives with direct impact on the operations of the business.  This decision, which was not intended to be an ongoing policy, was based on considerations that were relevant at that time.  For instance, in early 2014, the Committee established a 50th percentile target for all executive compensation, including the CEO, deeming that an appropriate measure based on all of the factors relevant to the compensation program.  More recently, the Committee further adjusted overall CEO compensation when it recommended, and the Board approved, a new employment agreement with the CEO that reduces his severance payouts for termination absent change of control.

It is very important for investors to remember that the Committee does not look at the compensation program as a series of isolated annual events; rather, it is an ongoing program that incorporates past compensation decisions and future expectations.   The Committee’s determinations in any given calendar year, captured in the annual proxy process, are events within that larger program that spans multiple years.  We trust that our investors understand the importance of a long-term perspective and will evaluate the Ciber executive compensation program accordingly.

We noted the concern raised by ISS that 2013 awards to the CEO were time-based.  Currently, all of the equity awards in our compensation program are time-based.  The Committee fully appreciates the value of performance-based equity awards (where vesting is tied to specific performance targets).   Each year, the Committee evaluates the merits and appropriateness of that mechanism for both creating incentives and rewarding long-term performance.  As Compensation Committees and their advisors know all too well, performance-based equity awards are incredibly valuable if used properly, but equally destructive to shareholder value if deployed improperly or when the company is not ready for them.  At Ciber, we continue to work through an ongoing strategic transformation and turnaround, which the Committee believes limits the value and appropriateness of performance-based equity awards.   As the Company exits the turnaround and begins to achieve the levels of performance and predictability that the Board and our investors require of this business, the Committee will look for the appropriate time to introduce performance-based equity as a valuable element of the compensation program.  And, of course, the Committee will continue to evaluate the value of all available compensation tools in light of the needs and circumstances of Ciber and its investors.

The Committee believes that the time-based equity awards to the Ciber CEO were reasonable and appropriate based on our compensation philosophy, the performance of the Company, and our CEO’s compensation history for the full duration of his tenure with the Company.  We are confident that our ongoing efforts on the executive compensation program, including CEO pay, will continue to focus on the alignment of realized pay with shareholder returns.

3. Reduction in Performance Targets for Annual Incentive Program:

•                  Although the revenue target was reduced from the target in the prior year, our FY13 profitability targets reflect an increase from actual FY12 performance and are aligned with our operating plan for the year.

•                  We do not believe that our expectations for FY2012 — which were established in late 2011 — are relevant for decision-making and goal-setting for the 2013 fiscal year.   In performing its duty to Ciber’s shareholders, the Committee must make reasonable determinations for incentive awards based on available facts and circumstances.  As an investor, you need the Committee to do exactly what has been done:  set targets that are meaningful and appropriate for that period of time.

•                  In 2013, the Committee set targets and the level of achievable bonus payout as yet another example of balancing short-term incentive and long-term performance.  The Committee wanted to give management a short-term incentive to realize increased compensation if they could achieve set targets.  But the Committee also set those targets at a level that considered the reality of the business and the expectations of shareholders.  The Committee increased the rigor of the performance goals under the FY13 plan adding, among other factors, a requirement that 65% of the EBITA target must be achieved for any payout relating to either EBITA or revenue.   The targets themselves reflect a balance of operating performance and retention in what proved to be a difficult year given the ongoing restructuring.  During the year, the management team reported to the Committee on its progress against those targets and the Committee took note of the level of difficulty in achieving those targets.  Rigorous goal-setting has resulted in below-target payouts in 2011, 2012, and 2013.  The Committee takes that into account when setting the targets for each subsequent year.

Commitment to Shareholders

The Committee strongly believes that compensation is a powerful tool for supporting Company success. The Committee recognizes the many tools at its disposal, and through a difficult and challenging time period, has been actively engaged in identifying approaches that meet the Company’s objectives and support shareholder interests.

We are committed to delivering value for our shareholders. We believe the proxy advisor recommendations are not consistent with attracting, retaining and motivating the best executive team to deliver this value to our shareholders. We know that you as investors make your own decision and ask for your support in a vote FOR Say on Pay.

Submitted on behalf of the Compensation Committee, of Ciber, Inc.

May 27, 2014